Exhibit 4.4

Pricing Supplement dated July 28, 2005
(to the Offering Circular dated July 28, 2005)


                                  $500,000,000
                                   FARMER MAC

                    Federal Agricultural Mortgage Corporation

                 4.25% Fixed Rate Global Notes Due July 29, 2008

     We are offering $500,000,000 4.25% Fixed Rate Global Notes Due July 29, 2008 (the "Notes"). The Notes will be unsecured unsubordinated general obligations of the Federal Agricultural Mortgage Corporation ("Farmer Mac") and have the terms and conditions set forth in this Pricing Supplement and the Offering Circular dated July 28, 2005 (the "Offering Circular").

                                  Price to       Discount       Proceeds to
                                  Public (1)(2)  to Agents(2)   Farmer Mac (1)


   Per Note................        99.692%       0.1125%          99.5795%
   Total....................    $498,460,000    $562,500        $497,897,500
__________________
(1)  Plus accrued interest, if any, from August 2, 2005.
(2)  See "Plan of Distribution"  in this Pricing  Supplement and in the Offering
     Circular  for  additional   information  concerning  price  to  public  and
     compensation of the Agents.

     The Notes are obligations of Farmer Mac only. The Notes, including any interest on the Notes, are not obligations of, and are not guaranteed as to principal or interest by, the Farm Credit Administration, the United States or any other agency or instrumentality of the United States other than Farmer Mac.

     You should read this Pricing Supplement in conjunction with the Offering Circular and each document incorporated by reference into the Offering Circular. For information about the documents incorporated by reference, please see "Where You Can Find Additional Information" and "Documents Incorporated by Reference" in the Offering Circular.

     Investing in the Notes involves risks and the Notes are not suitable investments for all investors. In particular, no investor should purchase the Notes unless the investor understands and is able to bear the associated market, liquidity and yield risks. Please see "Risk Factors" in the Offering Circular for a description of the risks that you should consider before investing in the Notes.

     Because of applicable securities law exemptions under the U.S. federal securities laws, the Notes are not registered with any federal or state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved the Notes or determined whether this Offering Circular is accurate or complete. Any representation to the contrary is a criminal offense.

     The Agents listed below have purchased the Notes as principals and have been appointed by Farmer Mac to solicit or receive offers to purchase the Notes. See "Plan of Distribution" in this Pricing Supplement and in the Offering Circular. It is expected that the Notes will be available in book-entry form through the facilities of the Federal Reserve Banks on or about August 2, 2005 against payment thereof in immediately available funds. See "Description of the Notes -- Form and Denominations" in the Offering Circular.

---------------------------------------|----------------------------------------
       Bear, Stearns & Co. Inc.        |           Merrill Lynch & Co.
---------------------------------------|----------------------------------------

              The date of this Pricing Supplement is July 28, 2005

                            DESCRIPTION OF THE NOTES

Principal Amount:                $500,000,000

Closing Date:                    August 2, 2005

Maturity Date:                   July 29, 2008

Interest Rate:                   4.25%

Interest Payment Dates:          Semi-annually, in  arrears, on  each January 29
                                 and   July  29, beginning   January  29,  2006,
                                 representing a short first coupon, and ending on the Maturity Date

Payment of Principal:            At maturity

Minimum Principal Amounts:       Notes will be issued and must be maintained and
                                 transferred   in   minimum  original  principal
                                 amounts of $5,000 and additional increments of $1,000.

Use of proceeds:                 We intend to use the net proceeds from the sale
                                 of  the Notes for working  capital  and general
                                 corporate  purposes, including  the purchase of
                                 qualified  agricultural  real  estate  mortgage
                                 loans   and   the   funding   of   agricultural
                                 mortgage-backed securities guaranteed by us that are retained in o ur portfolio and other assets. We also may use a portion of the net proceeds to retire outstanding notes.

Listing: We have applied to list the Notes on the New York Stock Exchange and intend to list the Notes on the Professional Securities Market of the London Stock Exchange.

Risk Factors:                    Your  investment  in  the  Notes  will  involve
                                 risks.  You   should  c arefully  consider  the
                                 discussion  of  risks  set  forth  in the "Risk
                                 Factors" in the Offering Circular.

CUSIP Number:                    31315PNA3

ISIN Number:                     US31315PNA39

Settlement Date:                 August 2, 2005

Form of the Notes:               The  Notes will be  represented  by  book-entry
                                 through the U.S. Federal Reserve Banks.

Clearance                        and  Settlement: The  book-entry  system of the
                                 U. S.   Federal  Reserve  Banks  including  its
                                 participant, DTC, which in turn includes DTC's indirect participants Euroclear and Clearstream as described under "Description of the Notes --
                                 Clearance and Settlement" in the Offering
                                 Circular.

Material                         U.S. Federal Income Tax  Any  discussion of tax
                                 issues  set  forth in  this  Pricing Supplement
Considerations:                  and the  related Offering Circular  was written
                                 to support the promotion and  marketing  of the
                                 transactions   described   in   this    Pricing
                                 Supplement.  Such  discussion  was not intended
                                 or  written to be used, and  it cannot be used,
                                 by any person for  the purpose of  avoiding any
                                 tax  penalties that  may  be  imposed  on  such
                                 person.  Each investor should seek advice based
                                 on   its   particular  circumstances   from  an
                                 independent  tax advisor.  The  Notes  are  not
                                 exempt  under   U. S.  federal  law  from  U.S.
                                 federal,   state   or  local  income  taxation.
                                 Non-U.S. Owners generally will be subject to
                                 U.S. federal income and  withholding tax unless
                                 they establish an exemption. See "Material U.S.
                                 Federal   Income  Tax  Considerations"  in  the
                                 Offering  Circular  for  a  general  summary of
                                 the   anticipated  U. S.  federal   income  tax
                                 consequences of the purchase, ownership and disposition of the Notes.


                               GENERAL INFORMATION

     This Pricing Supplement does not comply with the prospectus requirements of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"). The dealers are relying on the exemptions of Article 3 of the Prospectus Directive. The notes may only be offered and sold to "qualified investors," as that term is defined in Article 3 of the Prospectus Directive, in any Member State of the European Economic Area which has implemented the Prospectus Directive (the "Relevant Member State"), or to fewer than 100 natural or legal persons per Relevant Member State. No prospectus is being published for the purpose of the Prospectus Directive in any Relevant Member State.



                              PLAN OF DISTRIBUTION


     Under the terms and subject to the conditions set forth in the U.S. Selling Agency Agreements between Farmer Mac and Bear, Stearns & Co. Inc. and Farmer Mac and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Agents"), Farmer Mac has agreed to sell, and the Agents have agreed to purchase, all of the Notes offered by this Pricing Supplement and the Offering Circular, if any are sold and purchased. Each of the Agents has agreed, severally and not jointly, to purchase $250,000,000 principal amount of the Notes.

     The Agents propose to offer the Notes initially at the public offering price on the cover page of this Pricing Supplement and to selling group members at that price less a selling concession of 0.1000% per Note. After the initial public offering, the Agents may change the public offering price and concession to broker/dealers.

     We have agreed to indemnify the Agents against certain liabilities or contribute to payments that the Agents may be required to make in that respect.

     The Agents may create a short position in the Notes in connection with the offering by selling Notes with a principal amount greater than that set forth on the cover of this Pricing Supplement, and may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither Farmer Mac nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither Farmer Mac nor any Agent makes any representation that the Agent will engage in such transactions or that such transactions, if commenced, will be continued.

                              SELLING RESTRICTIONS

     Each dealer will be subject to selling restrictions as set forth in Appendix C to the Offering Circular.